UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 27, 2011 (July 25, 2011)

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	27-3321250
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11125 Equity Drive
Suite 200
Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 856-4222

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 25, 2011, the management of Allis-Chalmers Energy Inc. (the “Company”) concluded that the Company’s financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K (the “2010 Form 10-K”) need to be restated after further considering certain aspects of the Company’s tax accounts for this period, as further described below.  Accordingly, the financial statements for the fourth quarter and year ended December 31, 2010  included in the Company’s 2010 Form 10-K should no longer be relied upon.  The Company intends to correct the error by amending its 2010 Form 10-K to include the restated financial results.

The restatement is necessitated by the Company’s determination that positive evidence available at year end 2010 was not sufficient to overcome the negative evidence around the deferred tax assets and to justify not booking a valuation allowance against federal income tax assets and foreign tax credits. The expected impact will be to increase the valuation allowance by $ 37.4 million, and to increase the net loss from operations accordingly.

As a result of this determination, management has concluded that a material weakness in the Company’s internal control over financial reporting over the calculation and valuation of deferred tax assets, the related income tax provision and the related financial statement disclosures existed as of December 31, 2010.  Accordingly, the amendment to the 2010 Form 10-K will also revise management’s conclusions regarding effectiveness of the Company’s internal controls over financial reporting. The Company’s board of directors and management has discussed the matters set forth herein with PricewaterhouseCoopers LLP, the Company’s current registered independent public accounting firm, and with UHY LLP, the Company’s former registered independent public accounting firm for the period impacted by this restatement as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.

Date: July 27, 2011	By:	/s/ Max Bouthillette
Max Bouthillette
General Counsel and Secretary